EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into as of the 21st day of May, 2007, by and between Computer Sciences Corporation (the “Company”), and Van B. Honeycutt (“Executive”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of May 1, 1999, as amended (the “Employment Agreement”); and

WHEREAS, Executive and the Company mutually desire, neither party being under any compulsion or obligation to enter into this Agreement, to provide for Executive’s retirement from service with Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein, it is hereby agreed as follows:

1.  Retirement. Effective as of May 21, 2007, Executive hereby resigns from his position as Chief Executive Officer of the Company and from all of his positions as a director, officer or employee with any of the Company’s subsidiaries and affiliates; provided, however, that Executive shall continue to serve in his current position as an employee of the Company and as a member and Chairman of the Company’s Board of Directors (the “Board”) until July 30, 2007 (the “Retirement Date”). Effective as of July 30, 2007, Executive hereby resigns from his position as an employee of the Company and as a member and Chairman of the Board.

2.  Consulting Term. Commencing July 31, 2007 and continuing until July 30, 2008 (the “Consulting Term”), Executive shall serve as a consultant to the Company and render those services reasonably requested by the Company’s Chief Executive Officer or the Board on an as-needed basis.

3.  Final Wages; Vacation Pay; Expense Reimbursement. In connection with Executive’s retirement from employment with the Company, the Company shall provide Executive with the following:

(a)  a lump sum cash payment in an amount equal to any salary earned, but unpaid, through and including the Retirement Date, payable as soon as practicable following the Retirement Date;

(b)  a lump sum cash payment in an amount equal to the annual bonus earned by Executive under the FY2007 Annual Management Incentive Plan 1 (determined in accordance with the terms of such plan), payable at the time annual bonuses are paid under the plan to other Company executives;

(c)  a lump sum cash payment in an amount equal to the value of Executive’s accrued and unused vacation time and other paid time off as of the Retirement Date, payable as soon as practicable following the Retirement Date;

(d)  all accrued, vested and unpaid benefits under any of the following: the Computer Sciences Corporation Supplemental Executive Retirement Plan (the “SERP”), the Computer Sciences Corporation Deferred Compensation Plan, the Computer Sciences Corporation Employee Pension Plan and any other tax-qualified retirement plan in which Executive participates, payable, in each case, in accordance with the applicable terms and conditions of such plans; and

(e)  reimbursement for any properly incurred business expenses pursuant to the Company’s expense reimbursement policy.

4.  Separation Benefits. (a) Pursuant to the terms and conditions of the Employment Agreement, the Company has agreed to provide Executive with the following separation benefits, in each case, so long as Executive executes this Agreement and does not exercise his right to revoke this Agreement pursuant to the terms of Section 15 hereof:

(i) A lump sum cash payment in the amount of $11,161,256, payable on January 31, 2008.

(ii) Continued coverage under the Company’s life insurance plan, or substantially equivalent coverage through other sources, until December 3, 2009, with the full after-tax cost of such coverage to be borne by the Company.

(iii) Continued coverage under the Company’s medical plans (including participation by Executive’s covered dependents) until December 3, 2009, with the full after-tax cost of such coverage to be borne by the Company.

(b) In addition, the Company has agreed to provide Executive with the following additional separation benefits, in each case, so long as Executive executes this Agreement and does not exercise his right to revoke this Agreement pursuant to the terms of Section 15 hereof:

(i) Continuation of the security services currently provided to Executive until December 3, 2009, with the full after-tax cost of such services to be borne by the Company.

(ii) Use of office space and continued information technology support, secretarial support, and telephone service until December 3, 2009.

5.  Treatment Of Equity Awards. Pursuant to the terms and conditions governing Executive’s outstanding stock option, restricted stock and restricted stock unit awards (collectively, the “Equity Awards”), effective immediately prior to Executive’s resignation from employment with the Company, Executive shall become immediately and fully vested with respect to all of the Equity Awards. In addition, pursuant to the terms and conditions governing Executive’s outstanding stock options, and subject to his continued compliance with such terms and conditions, each of Executive’s outstanding stock options shall remain exercisable until the earlier of the option’s stated expiration date or July 30, 2012.

6.  Compensation During Consulting Term. During the Consulting Term, as full compensation for any consulting services provided by Executive to the Company, Executive shall be paid a consulting fee, payable in accordance with the Company’s regular payroll schedule, at a rate of $500,000 per year. In addition, the Company shall reimburse Executive for any costs or expenses reasonably incurred in connection with the services provided by Executive to the Company during the Consulting Term.

7.  No Other Compensation. Executive agrees and acknowledges that he is and will not be entitled to any compensation and/or benefits from the Company in respect of his services as an employee and/or consultant, or the termination thereof, other than those items specifically provided for under Sections 3-6 of this Agreement.

8.  Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company; provided that the Company reimburses Executive for any costs or expenses reasonably incurred in connection with such cooperation. The Company agrees to continue to assist Executive with the filing of any reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended. The Company further agrees to provide Executive access to documents he might reasonably need in connection with his involvement in any litigation or investigation arising out of events occurring during his employment with the Company.

9.  Directors’ and Officers’ Liability Insurance. For a period of six years following the Retirement Date, the Company shall provide Executive with continued coverage under the Company’s Directors’ and Officers’ liability insurance policy. The Company agrees that nothing herein shall limit any right Executive may have to indemnification from the Company.

10.  Confidential Information and Trade Secrets.

(a)  Executive acknowledges that the term “Confidential Information” as used in this Agreement means all items, materials and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company or which the Company’s suppliers or customers or clients have communicated to the Company in the course of the Company’s business, and which reflect, consist of or refer to:

(i)  information technology; methods and processes; designs and formulations; the content or composition of goods or services; techniques; business strategies or operations; formulas; compilations of data or reports; plans; tools or equipment; inventions; know-how; technical disclosures, patent applications, blueprints or specifications; financial, marketing, sales, personnel or salary information; forms, legal documents or memoranda; software, computer programs or databases; any documents prepared by or on behalf of the Company or Company suppliers, customers or clients;

(ii)  information compiled, collected or developed by the Company reflecting the identities of those customers and clients of the Company which are not generally known outside the Company or whose relationship with the Company as a customer or client is not generally known outside the Company; characteristics of any customers or clients of the Company or of customer or client representatives, including without limitation product or service preferences or requirements, cost or price information for goods or services offered or sold, credit terms or credit performance, actual or likely order cycles, the nature of goods delivered or services performed, or research or development plans or activities;

(iii)  information compiled, collected, or developed by the Company reflecting identities of any suppliers of the Company which are not generally known outside the Company or whose relationship with the Company as a supplier is not generally known outside the Company; characteristics of any supplier of the Company, or supplier representatives, including without limitation cost or price information for goods or services offered or purchased, audit terms, the nature of goods delivered or service performed, product or service quality and reliability, delivery terms, or research or development plans or activities;

(iv)  prices, fees, discounts, selling techniques or distribution methods used by the Company; or

(v)  any other confidential or proprietary information obtained directly or indirectly while employed by or serving as a consultant to the Company.

(b)  Executive acknowledges that the term “Trade Secret” as used in this Agreement means the whole or any portion or phrase of any scientific or technical or business information, including, but not limited to, any design, process, procedure or system, formula, improvement, or invention that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy. In addition to information belonging to the Company, information furnished to the Company by other parties can be a Trade Secret.

(c)  The term “Confidential Information” includes information which may also be a Trade Secret, but does not include anything described above which is now generally known by parties other than the Company, its affiliates and employees, or becomes generally known, through no breach of this Section 9 on the part of Executive.

(d)  Executive acknowledges that Confidential Information is and remains confidential regardless of whether or not any Company report or form or other document contains any statement regarding confidentiality.

(e)  Executive agrees to hold all Confidential Information in confidence and to not use directly or indirectly, for Executive’s own benefit or the benefit of any other party, corporate or otherwise, or publish or cause to be published or otherwise disclose to anyone other than the Company or its designee, any Confidential Information or Trade Secrets except as compelled by law.

(f)  On the Retirement Date, Executive will surrender to the Company any and all documents, including without limitation computer memory, reports and forms containing Confidential Information and any and all other business records, prototypes and materials which Executive may have created or received from the Company during Executive’s employment, or which pertain to the Company’s business, and all copies thereof, which are in Executive’s possession or control at the time of the demand or the termination of Executive’s employment, however made or obtained, except to the extent such materials are reasonably necessary for Executive’s performance of the consulting services during the Consulting Term (in which case all such materials will be surrendered to the Company on the date the Consulting Term ends). Notwithstanding anything in this Section 10(f) to the contrary, Executive shall be entitled to retain his Company-provided computer; provided that the Company verifies the removal from the computer of all Confidential Information and other items described in this Section 10(f).

11.  No Solicitation. For a period of two years immediately following the Retirement Date, Executive agrees to honor the following representations: (a) Executive shall not induce, or aid others to induce, any Company employee to terminate his or her employment or do anything which violates any oral or written employment agreement he or she may have with the Company, (b) in recognition of the status of information regarding compensation and other personnel information of Company employees as Confidential Information, Executive shall not solicit or aid others to solicit Company employees for, or offer to them, competitive employment, and (c) Executive agrees not to interfere with the business of the Company in any manner including, without limitation, inducing any consultant or independent contractor or customer or client of the Company to sever or diminish that person’s or entity’s relationship with the Company.

12.  Mediation; Arbitration.

(a)  In the event of any dispute between the parties concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment or any termination of such employment (including any claims involving any officers, managers, directors, employees, shareholders or agents of the Company) excepting only any rights the parties may have to seek injunctive relief, the parties hereto agree to first attempt to resolve such dispute through mediation; provided, however, that before any such mediation regarding a breach of this Agreement, the complaining party shall give the other party notice of such alleged breach and a reasonable opportunity to cure. In the event that any such dispute cannot be resolved through mediation, the dispute shall be resolved by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as may be compelled by court order. Except as provided herein, the California Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between the parties, the Company shall continue prompt payment of all amounts due to Executive under this Agreement and prompt provision of all benefits to which Executive is otherwise entitled.

(b)  Costs of arbitration shall be borne by the Company. Reasonable attorney fees and costs and the reasonable fees and costs of any experts incurred by Executive shall be borne and paid by the Company if Executive prevails on any portion of his claims. Such fees and costs incurred by Executive shall be paid by the Company in advance of the final disposition of such claims, as such fees are incurred, upon receipt of an undertaking by Executive to repay such amounts net of any income taxes paid or payable by Executive with respect to such amounts, if it is ultimately determined that he did not prevail on any portion of his claims.

(c)  Notwithstanding the foregoing provisions of this Section 12, Executive and the Company agree that Executive or the Company may seek and obtain otherwise available injunctive relief in Court for any violation of obligations concerning confidential information or trade secrets that cannot adequately be remedied at law or in arbitration.

13.  Acknowledgment Of Consideration. Executive acknowledges the receipt of significant retirement benefits set forth herein as consideration for entering into this Agreement.

14.  General Release Of Claims.

(a)  Executive hereby irrevocably, fully and finally releases the Company, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with the Company, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

(i)  any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement;

(ii)  claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

(iii)  claims related to Executive’s COBRA rights; and

(iv)  claims for indemnification to which Executive is or may become entitled.

(b)  Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

(c)  Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this Section 14.

(d)  Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

(e)  Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

15.  Review Of Agreement; Revocation Of Acceptance. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the General Counsel of the Company at the Company’s corporate headquarters. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.

16.  No Admission Of Liability. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.

17.  Integrated Agreement. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, written or oral, between them as to such subject matter, including the Employment Agreement.

18.  Taxes And Other Withholdings. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

19.  Waiver. No party to this Agreement, by mere lapse of time, without giving notice or taking other action hereunder, shall be deemed to have waived any breach by any other party of any of the provisions of this Agreement. Further, the waiver by a party of a particular breach of this Agreement by another party shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

20.  Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained therein.

21.  Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, or delivered by private courier, as follows: if to the Company -- Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245 Attention: Vice President, General Counsel and Secretary; and if to Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

22.  Agreement Voluntarily Entered Into. The parties to this Agreement represent and acknowledge that his/its decision to enter into this Agreement has been made voluntarily, knowingly, on the advice of counsel, and without coercion of any kind.

23.  Counterparts. This Agreement may be executed in counterparts (including executed counterparts delivered and exchanged by facsimile transmission) each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

24.  Amendments. This Agreement may be amended or modified from time to time only by a written instrument signed by all of the parties hereto.

25.  Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of California, without it giving effect to its conflict or choice of law principles.

26.  Binding Effect. This Agreement is binding on and inures to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

27.  Breach. The parties hereto agree that neither party shall be permitted to rely on an immaterial breach of this Agreement to avoid such party’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VAN B. HONEYCUTT	COMPUTER SCIENCES CORPORATION
/s/ Van B. Honeycutt	By: /s/ Hayward D. Fisk Its: Vice President